Exhibit 99.1

O-I to Host Investor Day

TOLEDO, Ohio, November 7, 2005 - Owens-Illinois, Inc., (NYSE: OI) today announced that it will host an Investor Day in New York City on Tuesday, Nov. 15, to help investors better understand the Company and its ongoing transformation.

Presentations from O-I Chairman and CEO, Steve McCracken, in addition to other members of the senior management team, will focus on the Company’s marketing efforts, procurement and supply chain initiatives, as well as European integration and financial updates.

A live audio Webcast of the event beginning at 8:30 a.m. ET will be available on the Company’s Web site, http://www.o-i.com or at the following URL: http://www.videonewswire.com/event.asp?id=31154.

Slides from the presentation will also be available on the O-I Web site in the Investor Relations section under “Annual Reports and Presentations.”   If you are unable to participate during the live Webcast, a replay will be available through Tuesday, Nov. 29.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has 100 manufacturing facilities in 23 countries.  In 2004, annual revenues were $6.2 billion.  For more information, visit http://www.o-i.com.

CONTACT: Kelley Yoder, 419-247-1388

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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